EXHIBIT 10.38

STATE OF WISCONSIN	:	CIRCUIT COURT	:	DANE COUNTY

In the Matter of the Rehabilitation of:

SEGREGATED ACCOUNT OF                 Case No. 10 CV 1576
AMBAC ASSURANCE CORPORATION        Hon. Richard G. Niess

SECOND AMENDED PLAN OF REHABILITATION

September 22, 2017

MICHAEL BEST & FRIEDRICH LLP

Ann Ustad Smith, Bar No. 1003243
John D. Finerty, Jr., Bar No. 1018183
Justin M. Mertz, Bar No. 1056938
Kimberly A. Streff, Bar No. 1106358
100 East Wisconsin Ave. Suite 3300
Milwaukee, Wisconsin 53202
Telephone: (414) 271-6560
Facsimile: (414) 277-0656
Email: jdfinerty@michaelbest.com

Attorneys for the Commissioner of Insurance of the State of Wisconsin, as the Court Appointed Rehabilitator of the Segregated Account of Ambac Assurance Corporation

TABLE OF CONTENTS
Page

Article 1DEFINITIONS    1
Article 2TREATMENT OF CLAIMS    28
2.1Administrative Claims    28
2.2Policy Claims    28
2.3SA SSNs and SA JSNs    33
2.4Junior Deferred Amounts    34
2.5General Claims    34
Article 3MEANS FOR IMPLEMENTATION OF PLAN    34
3.1Administration of this Plan    34
3.2Merger of the Segregated Account    34
3.3Initial Exchange    35
3.4Funding of Cash Distributions    37
3.5Transfer Provisions    37
3.6Transfers by Trustees    38
3.7Deemed Distribution Dates    38
3.8Post-Effective Date Policy Claim    39
3.9No Fractional Amounts    39

ticle 4	PROCEDURES GOVERNING DISTRIBUTIONS AND CLAIM RESOLUTION 40
4.1Claims Administration    40
4.2Administrative Claims    40
4.3Post-Effective Date Policy Claims and Pending Policy Claims    41
4.4Disputed Claims Process    41
4.5Alternative Resolutions of Claims    42
4.6Discharge of ACP Obligations    42
4.7No Duplicative Recovery    42
4.8Setoffs and Recoupment    43
4.9Recoveries on Policy Claims    43
4.10Reimbursements on Policy Claims    43
4.11Assignment of Rights    44
4.12Subsequent Adjustments    45
Article 5EFFECTIVENESS    45
5.1Notification of Effective Date    45
5.2Conditions Precedent to the Effective Date    45
5.3Waiver of Conditions Precedent    46
5.4Effect of Failure of Conditions to Effective Date    47
Article 6EFFECTS OF THIS SECOND AMENDED PLAN    47
6.1Prior Orders Remain in Effect    47
6.2Termination of Rehabilitation Proceeding    48

TABLE OF CONTENTS
(cont.)
Page

6.3Termination of Duties of the Rehabilitator and the Management Services Provider    48
6.4Segregated Account Operational Documents    48
6.5Discharge    49
6.6Releases    49
6.7Exculpation    50
6.8Discharge and Release Injunction    51
6.9Indemnification and Injunction With Regard to Holders and Sub- Trustee/Agents    52
6.10Preservation of Causes of Action    54
6.11Beneficiaries of Immunity and Indemnification    55
6.12Immunity and Indemnification    55
6.13No Defaults    56
6.14Actions Self-Effectuating    57
Article 7RETENTION OF JURISDICTION    57
7.1Retention of Jurisdiction    57
Article 8GENERAL PROVISIONS    59
8.1Governing Law    59
8.2Revocation or Withdrawal of this Plan    59
8.3Amendment and Modification of this Plan    59
8.4Limitation of Recovery    60
8.5Binding Effect    60
8.6Rules of Interpretation    60
8.7Implementation    61
8.8Inconsistency    61
8.9No Admissions    61
8.10Filing of Additional Documents    62
8.11Returned Distributions    62

Exhibit 1    Payment Guidelines, as Amended
Exhibit 2    LVM Payment Guidelines, as Amended

The Commissioner of Insurance of the State of Wisconsin, as the court-appointed Rehabilitator in this case, proposes the following Second Amended Plan of Rehabilitation for the Segregated Account of Ambac Assurance Corporation pursuant to Wis. Stat. § 645.33(5).
INTRODUCTION TO PLAN
This Second Amended Plan of Rehabilitation (the “Plan”) provides for the (i) satisfaction and discharge of all Deferred Amounts and related Claims, (ii) payment in full in cash of all Post-Effective Date Policy Claims, (iii) termination of the Operational Documents, (iv) termination of the Rehabilitation Proceeding of the Segregated Account, (v) merger of the Segregated Account back into the General Account and (vi) discharge and termination of the duties of the Rehabilitator and the Management Services Provider. Except as set forth herein, this Plan pertains solely to the Segregated Account, which acts through the Rehabilitator and the Management Services Provider. Pursuant to Wis. Stat. § 611.24(3)(e), the Segregated Account is deemed to be a separate insurer for purposes of the rehabilitation. Except as may be specifically stated herein, in the Payment Guidelines, the Amended Payment Guidelines, or in the Operational Documents, this Plan does not pertain to the assets or liabilities in the General Account.
ARTICLE I
DEFINITIONS
The following terms used in this Plan shall have the meanings specified below, and such meanings shall be equally applicable to both the singular and plural forms of such terms, unless the context otherwise requires. Any term used in this Plan, whether or not capitalized, that is not defined in this Plan, but that is defined in the Act, shall have the meaning set forth in the Act.

1.1    2011 Confirmation Order. The Decision and Final Order Confirming the Rehabilitator’s Plan of Rehabilitation, with Findings`    of Fact and Conclusions of Law, entered by the Court on January 24, 2011.
1.2    2014 Amendments. The amendments contained in the First Amended Plan dated June 12, 2014.
1.3    2014 Approval Order. The Final Order, dated June 11, 2014, approving the 2014 Amendments to the Original Plan.
1.4    AAC. Ambac Assurance Corporation.
1.5    Accretion Amounts. In respect of any Insured Obligation or any Permitted Claim which has a related Pre-Record Date Deferred Amount or Junior Deferred Amount outstanding, on any Bond Distribution Date on which such Pre-Record Date Deferred Amount or Junior Deferred Amount is to be calculated, accretion on such outstanding Pre-Record Date Deferred Amount or Junior Deferred Amount at the Accretion Rate to the Effective Date.
1.6    Accretion Rate. In respect of any Pre-Record Date Deferred Amount or Junior Deferred Amount, a rate compounded monthly (using 30/360 day count convention) to produce an effective annual rate of 5.1%, except that in Undercollateralized transactions, the portion of any Pre-Record Date Deferred Loss Amount attributable to the unpaid principal loss or balance of an Insured Obligation shall accrete at an effective annual rate, as determined by the Rehabilitator on a periodic basis, equal to the greater of (i) the monthly Accretion Rate, as calculated above, less the applicable Bond Interest Rate (as adjusted from time to time), and (ii) zero.

1.7    ACP. Ambac Credit Products, LLC.
1.8    Act. The Wisconsin Insurers Rehabilitation and Liquidation Act, Wis. Stat. § 645.01 et seq.
1.9    Administrative Claims. Claims for fees, costs and expenses of the administration of the Segregated Account incurred after the Petition Date, including, but not limited to, fees, costs and expenses associated with (i) management services, including all fees and payments pursuant to the Management Services Agreement, (ii) financial advisor, consulting and legal services, including services for OCI and the Rehabilitator, (iii) indemnification under commercially reasonable indemnification agreements of the Segregated Account (as determined by the Rehabilitator prior to the Effective Date, or OCI thereafter, in their sole and absolute discretion) with providers of financial, banking, trustee, consulting, legal or other services, (iv) the costs and expenses of preserving or recovering property, or enforcing rights and remedies, in respect of Policies and other liabilities allocated to the Segregated Account (as determined by the Rehabilitator prior to the Effective Date, or OCI thereafter, in their sole and absolute discretion), (v) any other fees, costs or expenses that are expressly approved by the Rehabilitator or the Special Deputy Commissioner, and (vi) any other indebtedness or obligations of the Segregated Account entitled to such priority in a liquidation proceeding under Wis. Stat. § 645.68(1).
1.10    AFG. Ambac Financial Group, Inc.
1.11    Alternative Resolution. The resolution of any Claim by the Claims Administrator through the arrangement, negotiation, effectuation and execution of an amendment, restructuring, refinancing, purchase, repurchase, termination, settlement, commutation, tender, Synthetic Commutation or tear-up, or any similar transaction that results in the extinguishment or reduction of liability or agreement on alternative treatment, in respect of, as applicable, (i) all or part of the Policy or Policies, (ii) all or part of the underlying Insured Obligation or (iii) the underlying instrument, contract or arrangement, if any, giving rise to such Claim.
1.12    Ambac Parties. Ambac Assurance Corporation, Ambac Financial Group, Inc., and the Segregated Account.
1.13    Amended Payment Guidelines. The Amended Payment Guidelines (including any Amended LVM Payment Guidelines) to be issued by the Rehabilitator no later than October 1, 2017, which guidelines will be immediately effective and will apply to all Claims.
1.14    Amended Proof of Policy Claim Form. The form attached as an exhibit to the Amended Payment Guidelines, as such form may be amended and/or supplemented from time to time in the sole and absolute discretion of the Claims Administrator, to be used by the Holders of Policy Claims and Post-Effective Date Policy Claims to submit such claims to the Claims Administrator, whether prior to, or after, the Effective Date, and irrespective of any contrary requirement in any Policy.
1.15    Approval Order. The Decision approving this Plan, including any Findings of Fact and Conclusions of Law that may be required by the Rehabilitator in his sole and absolute discretion.

1.16    Approval Order Date. The date of the Approval Order.
1.17    Beneficial Holder. In respect of any Insured Obligation, the beneficial holder(s) of such Insured Obligation.
1.18    Bond Distribution Date. In respect of an Insured Obligation, the monthly date on which scheduled interest and/or principal payments are due, or would be due (absent any acceleration, termination, extinguishment or legal final maturity of such Insured Obligation), from the issuer of the relevant Insured Obligation to the Beneficial Holders of such Insured Obligation, or, if payment of scheduled interest and/or principal in relation to any such Insured Obligation is not or would not have been due on a monthly basis, each Distribution Date.
1.19    Bond Interest Rate. In respect of any Insured Obligation subject to Undercollateralization, on any Bond Distribution Date on which Accretion Amounts are to be calculated, the applicable annualized interest rate that a Holder would be entitled to receive on such Bond Distribution Date for the relevant Insured Obligations in accordance with, and subject to, the terms and conditions of the relevant Transaction Documents relating to such Insured Obligations.
1.20    Business Day. A day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.
1.21    Cash. Legal tender of the United States of America payable in immediately available funds, such as a wire transfer, bank or cashier’s check, or its equivalent in foreign currency for any transactions denominated in such foreign currency.

1.22    Causes of Action. Without limitation, any and all claims, rights, actions, demands, proceedings, causes of action, liabilities, obligations, suits, debts, remedies, dues, sums of money, accounts, defenses, affirmative defenses, rights of setoff, offset, powers, privileges, licenses, franchises, third-party claims, counterclaims, cross-claims, actions for declaratory or injunctive relief, suits and other rights of recovery, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments against or with respect to any Entity or property, wherever located, of any nature whatsoever, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, foreseen or unforeseen, asserted or unasserted or pending as of the Effective Date, whether direct, indirect, derivative or on any other basis, whether existing or hereafter arising, whether arising in whole or in part from the terms of the Plan or the Original Plan, whether arising in whole or in part prior to, on or after the Petition Date, based in whole or in part upon any act or omission or other event occurring prior to the date of the Petition Date or during the course of the Proceeding or thereafter, in contract or in tort, at law or in equity, whether pursuant to any federal, state, local, statutory or common law or any other law, rule or regulation, or under any theory of law or equity, including any available: (i) rights of setoff, counterclaim, recoupment, replevin or reclamation, or claims on contracts or for breaches of duties imposed by law, and (ii) claims, causes of action or defenses against any Entity including for intentional or negligent misrepresentation, fraud, mistake, duress and usury, breach of fiduciary duty, malpractice, negligence, breach of contract, wrongful distribution, aiding and abetting or inducement.

1.23    Claim. Any right to payment from the Segregated Account, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, equitable, legal, secured, or unsecured, that arises prior to the Effective Date.
1.24    Claim Requirements. The requirements applicable to the filing and validity of Claims as set forth in the First Amended Plan, the Payment Guidelines, this Plan, and the Amended Payment Guidelines, as applicable. For the avoidance of doubt, all Claims not otherwise adjudicated, resolved, settled, Permitted, or Disallowed pursuant to the Payment Guidelines by the Rehabilitator or the Management Services Provider prior to the issuance of the Amended Payment Guidelines, shall be adjudicated, resolved, settled, Permitted, or Disallowed pursuant to the Amended Payment Guidelines.
1.25    Claim Schedule. The Schedule attached to the Proof of Policy Claim Form or the Amended Proof of Policy Claim Form, as applicable, which shall include detailed information about the relevant Policy Claim and Post-Effective Date Policy Claim.
1.26    Claims Administrator. Prior to the Effective Date: The Management Services Provider, as may be provided by the First Amended Plan, the Payment Guidelines, and the Amended Payment Guidelines. From and after the Effective Date: AAC.
1.27    Commissioner. The Commissioner of Insurance of the State of Wisconsin.
1.28    Consensual Transaction. The Transaction.

1.29    Cooperation Agreement. The Cooperation Agreement, by and between the Segregated Account, the Rehabilitator, AAC and Ambac Financial Group, Inc., effective March 24, 2010, as amended, supplemented or modified from time to time.
1.30    Court. The Circuit Court for Dane County, State of Wisconsin.
1.31    CUSIP. In respect of any security, the security as identified by the number allocated to such security pursuant to the Committee on Uniform Securities Identification Procedures.
1.32    Deferred Amount. Pre-Record Date Deferred Amounts and Post-Record Date Deferred Amounts.
1.33    Definitive Documents. The Rehabilitation Exit Support Agreement dated July 19, 2017, attached to the Disclosure Statement as Exhibit C, the Secured Note Indenture, attached to the RESA, and the Waiver and Amendment to Settlement Agreement, attached to the RESA.
1.34    Determination Date. The fifteenth (15th) day of each month (or, if any such day is not a Business Day, the immediately following Business Day), subject to change in the sole and absolute discretion of the Claims Administrator, or as may otherwise be defined in the Amended Payment Guidelines.
1.35    Disallowed Claim. A Claim that has been determined by the Claims Administrator to constitute a Duplicate Claim or a Late Claim, or that the Claims Administrator has otherwise determined should not be Permitted, in each case in accordance with the provisions of the Payment Guidelines or the Amended Payment Guidelines, as the case may be.
1.36    Disclosure Statement. The joint Disclosure Statement Accompanying this Plan filed with the Court and dated September 22, 2017, as amended, modified or supplemented from time to time.
1.37    Disputed Claim. A Claim as to which an Objection has been raised by the Claims Administrator pursuant to the terms hereof, the Payment Guidelines, or the Amended Payment Guidelines, that has not been released, satisfied, resolved, terminated, commuted or otherwise extinguished or become a Permitted Claim or a Disallowed Claim.
1.38    Distribution. A payment made by or on behalf of the Segregated Account, in accordance with this Plan, the First Amended Plan, the Payment Guidelines, the Amended Payment Guidelines, an order of the Court, or pursuant to the direction of the Special Deputy Commissioner, on account of Deferred Amounts or Permitted Claims, including, but not limited to, Cash, Senior Secured Notes, SA SSNs, SA JSNs, Interim Payments, Supplemental Payments, Deferred Payments (as defined in the Payment Guidelines), Junior Deferred Payments (as defined in the Payment Guidelines), Special Policy Payments and/or payments made (as applicable) in conjunction with an Alternative Resolution, as well as any transfer of Pre-Record Date Deferred Amount Consideration by AAC or the Segregated Account in respect of a Pre-Record Date Deferred Amount received by AFG or a Sponsoring Holder in the Initial Exchange pursuant to Section 3.3(c) herein. For the avoidance of doubt, the term

Distribution does not include securities transferred by AFG or a Sponsoring Holder pursuant to the Initial Exchange.
1.39    Distribution Date. The date during each month on which Policy Claims, arising before the Effective Date, and which have been Permitted by the Claims Administrator on the immediately preceding Determination Date, are scheduled to be paid in accordance with the Payment Guidelines or the Amended Payment Guidelines, as applicable. The Distribution Date shall be the twentieth (20th) day of each such month (or, if any such day is not a Business Day, the immediately following Business Day), or such other date as may be defined in the Amended Payment Guidelines; provided that all Distributions of the Pre-Record Date Deferred Amount Consideration to be distributed pursuant to this Plan and the Amended Payment Guidelines shall be completed on the Effective Date or as soon as reasonably practicable following the Effective Date.
1.40    DTC. The Depository Trust Company, a clearing agency registered with the Securities and Exchange Commission or any successor entity thereto.
1.41    Duplicate Claim. Any Claim with respect to which the Claims Administrator, has determined, in its sole and absolute discretion, that (i) the payment obligation of the Segregated Account under the provisions of the underlying instrument or contract giving rise to such Claim or (ii) the underlying risk of loss insured pursuant to the provisions of the Policy or other Transaction Documents giving rise to such Claim is the subject of, or is, a Pending Claim, Disputed Claim, Late Claim, Disallowed Claim or a Permitted Claim.

1.42    Effective Date. The date on which this Plan shall be effective, as determined and announced by the Rehabilitator, in accordance with Article 5 of this Plan.
1.43    Entity. An individual, person, corporation, partnership, limited liability company, association, joint stock company, estate, trust, unincorporated organization, government or any political subdivision thereof, or any other entity.
1.44    Exchange Offers. Those certain voluntary exchange offers to be effectuated concurrently with the effectiveness of this Plan whereby (i) AAC shall offer to the Sponsoring Holders securities entitling the beneficial holders of such securities to Pre-Record Date Deferred Amounts in exchange for an equal amount of GA SSNs (including principal amount and accrued and unpaid interest), (ii) AAC shall offer to purchase 65.7% of all GA SSNs (including principal amount and accrued and unpaid interest) held by the Sponsoring Holders in exchange for consideration comprised of (x) 45.7% Cash and (y) 46.9 % in principal amount of Senior Secured Notes representing a discount of 7.4% to the total amount of all such GA SSNs (including principal amount and accrued and unpaid interest); and (iii) AAC shall offer to purchase 87.5% of all GA SSNs (including principal amount and accrued and unpaid interest) held by Entities other than the Sponsoring Holders in exchange for consideration comprised of (x) 45.7% Cash and (y) 46.9% in principal amount of Senior Secured Notes representing a discount of 7.4% to the total amount of all such GA SSNs (including principal amount and accrued and unpaid interest).
1.45    Exculpated Parties. (i) The Ambac Parties, (ii) the Rehabilitator, (iii) the Management Services Provider, (iv) the Special Deputy Commissioner, (vi) OCI, (vii) the

Sponsoring Holders, and each of their respective current and former members, shareholders, affiliates, officers, directors, employees, attorneys, agents, advisors and representatives.
1.46    Final Order. An order or judgment entered by a court, which has not been reversed, vacated, or stayed, that may no longer be appealed from or otherwise reviewed or reconsidered, as a result of which such order or judgment shall have become final and non- appealable.
1.47    Final Post-Record Date Payment. With respect to any Permitted Post-Record Date Policy Claim, payment of Cash in the amount of the Post-Record Date Deferred Amount, less any Recovery Amounts received in respect of the Insured Obligation to which such Post-Record Date Policy Claim relates and which have not otherwise reduced the Post-Record Date Deferred Amount in respect of such Insured Obligation.
1.48    First Amended Plan. The Original Plan and all supplements and Exhibits thereto, as amended by the 2014 Amendments.
1.49    GA Surplus Notes or GA SSNs. The 5.1% surplus notes issued by the General Account on June 7, 2010 and scheduled to mature on June 7, 2020.
1.50    General Account. The general account of AAC.
1.51    General Claims. All Claims which are not Administrative Claims or Policy Claims, and are not otherwise entitled to priority under the Act or an order of the Court, including, but not limited to, any Claim submitted under a reinsurance agreement allocated to the Segregated Account, as identified in Exhibit F to the Plan of Operation.

1.52    Holder. Any Entity (other than a Beneficial Holder) holding (i) a Claim, including, in the case of a Policy Claim, the named beneficiary of the related Policy, and including any trustee submitting claims in accordance with the Amended Payment Guidelines or the Payment Guidelines, (ii) a Deferred Amount, (iii) a Junior Deferred Amount, or (iv) a SA SSN.
1.53    Indemnified Party. Any Holder acting in its capacity as Trustee or Sub-Trustee/Agent and any Paying Agent retained by AAC.
1.54    Initial Exchange. The transfer required by this Plan of beneficial interests in Pre-Record Date Deferred Amounts estimated in the aggregated amount of $282 million representing 12.5% of all Pre-Record Date Deferred Amounts from Non-Ambac Holders, on a pro rata basis, (i) to AFG in exchange for the transfer by AFG to such Non-Ambac Holders (on a pro rata basis) of GA SSNs in an estimated aggregated amount of $129 million equal to (x) all GA SSNs and SA SSNs held by AFG as of the Record Date less (y) $100 million, and less (z) unpaid interest on $100 million of GA SSNs and SA SSNs accrued between June 30, 2017 and the Effective Date and (ii) to the Sponsoring Holders in exchange for the transfer by the Sponsoring Holders to such Non-Ambac Holders (on a pro rata basis) of GA SSNs in an estimated aggregate amount, as of the Effective Date, of $153 million equal to 12.5% of all Pre-Record Date Deferred Amounts held by Non-Ambac Holders of Pre-Record Date Deferred Amounts, less the amount specified in (i) above.
1.55    Injunction. The Order for Temporary Injunctive Relief entered by the Court on March 24, 2010, made permanent by the 2011 Confirmation Order, and the related Order

Granting Rehabilitator’s Motion to Confirm and Declare the Scope of the Relief Issued Under this Court’s Prior Order for Injunctive Relief, dated September 12, 2012.
1.56    Insured Obligation. In respect of any Policy Claim, an obligation guaranteed by the Segregated Account under or pursuant to the relevant Policy or Policies. A Policy may provide financial guaranty insurance in respect of more than one Insured Obligation, each Insured Obligation as identified by its CUSIP, if any.
1.57    Interim Cash Payment Rules. The rules governing the submission, processing and payment of Policy Claims of the Segregated Account in accordance with the June 4, 2012 Interim Cash Payment Order, filed with the Court and effective August 1, 2012, together with any amendments or supplements thereto.
1.58    Interim Payment. With respect to each Policy Claim determined to be a Permitted Policy Claim, and which is based on events, occurrences, and circumstances, occurring or existing prior to the Effective Date, the payment of the amount equal to the then applicable Interim Payment Percentage (as defined in the Payment Guidelines or the Amended Payment Guidelines, as applicable) of the amount of a Permitted Policy Claim, made in accordance with the Payment Guidelines or the Amended Payment Guidelines, as applicable.
1.59    Junior Deferred Amount. With respect to each Permitted General Claim, the amount established as a Junior Deferred Amount by the Segregated Account pursuant to the procedure set forth in the Payment Guidelines.
1.60    Late Claim. Any Claim determined pursuant to the procedure set forth in the Payment Guidelines or the Amended Payment Guidelines, as applicable, to not have been submitted in compliance with the Claim Requirements (i) with respect to Pre-Record Date Policy Claims, by the earlier of (x) November 30, 2017 or (y) the date that such Claim would be a “Late Claim” pursuant to the First Amended Plan and the Payment Guidelines, or (ii) with respect to Post-Record Date Policy Claims, 120 days following the earliest date on which such Claim, if it had been submitted, would have satisfied all of the requirements to be considered a Permitted Claim. Any Claim that, on or before the date of the issuance of the Amended Payment Guidelines would be a “Late Claim” pursuant to the terms of the Payment Guidelines, shall be a Late Claim under this Plan and the Amended Payment Guidelines. For the avoidance of doubt, the earliest date on which a Claim may be submitted to the Claims Administrator for consideration as a Permitted Claim is the earlier of (x) the Bond Distribution Date and (y) the date that the right to payment arises under the Insured Obligation that gives rise to a Claim.
1.61    Lien. A charge against or interest in property to secure payment of a debt or performance of an obligation.
1.62    Management Services Agreement. The Management Services Agreement between the Segregated Account and AAC, as Management Services Provider, effective March 24, 2010, as amended, modified or supplemented from time to time.
1.63    Management Services Provider. AAC or any successor Management Services Provider under the Management Services Agreement.
1.64    Merger. The merger of the Segregated Account and AAC provided by Section 3.2 hereof.

1.65    Non-Ambac Holders. Beneficial Holders of Pre-Record Date Deferred Amounts or GA SSNs, as applicable, other than AAC or AFG.
1.66    Objection. Any dispute or objection with respect to a Claim, as contemplated by the Payment Guidelines or the Amended Payment Guidelines.
1.67    OCI. The Office of the Commissioner of Insurance of the State of Wisconsin.
1.68    Operational Documents. The documents and agreements pertaining to the establishment and operation of the Segregated Account, including, but not limited to, the Plan of Operation, the Secured Note, the Reinsurance Agreement, the Management Services Agreement and the Cooperation Agreement, each as amended, modified or supplemented from time to time, but excluding any tax sharing agreements or cost-allocation agreements.
1.69    Original Plan. The Plan of Rehabilitation for the Segregated Account dated October 8, 2010, and all supplements and Exhibits thereto.
1.70    Paying Agent. Any paying agent retained by the Claims Administrator on or after the Effective Date, in the sole and absolute discretion of the Claims Administrator for the purpose of making any Distributions in accordance with the Amended Payment Guidelines.
1.71    Payment Guidelines. The Payment Guidelines issued by the Rehabilitator dated June 12, 2014 and the LVM Payment Guidelines issued by the Rehabilitator dated June 12, 2014.
1.72    Pending / Pending Claim. Claims submitted prior to the Effective Date in accordance with all of the requirements of the First Amended Plan and the Payment Guidelines,

or in accordance with this Plan and the Amended Payment Guidelines, as applicable, which are under evaluation by the Claims Administrator and have not yet become a Permitted Claim, a Disputed Claim, or a Disallowed Claim.
1.73    Permitted / Permitted Claim. A Claim (other than a Late Claim, a Disputed Claim, a Pending Claim, a Duplicate Claim or a Disallowed Claim) submitted in compliance with the provisions of the First Amended Plan and the Payment Guidelines, or this Plan and the Amended Payment Guidelines, to the extent determined by the Claims Administrator to be a matured, non-contingent, due and payable obligation according to the provisions of the applicable Policy and/or any other underlying instrument(s) or contract(s) giving rise to or governing such Claim. Permitted Claims shall not include any Claim in respect of (i) any interest on such Claim to the extent accruing or maturing on or after the Petition Date other than Accretion Amounts, (ii) punitive, consequential, special or exemplary damages, (iii) any fine, penalty, tax or forfeiture, including, but not limited to, default or penalty interest purported to be imposed on the Claim or on the related Insured Obligation, if any, that would violate the Injunction, or (iv) in the sole and absolute discretion of the Claims Administrator, as applicable, that portion of any loss for which indemnification is provided by other benefits or advantages recovered or recoverable by the Holder or any Beneficial Holder, including without limitation, any cash deposits, reserves or other defeasance or reinsurance instruments made available to such Holder or Beneficial Holder. In addition, a Permitted Claim shall not include any Claim in respect of which the Holder, or any party to the transaction relating thereto, is in violation of the Plan, the Injunction, the Payment Guidelines, the Amended Payment Guidelines, or any other order of the Court relating to the Segregated Account.

1.74    Petition Date. March 24, 2010, the date on which OCI commenced the Proceeding.
1.75    Plan. This Second Amended Plan of Rehabilitation for the Segregated Account dated September 22, 2017 and all supplements and Exhibits hereto, and as the same may be further amended or modified as set forth herein and in accordance with the Act. All references to the “Plan” used herein are to this Second Amended Plan.
1.76    Plan of Operation. The Plan of Operation of the Segregated Account, as amended, modified and/or supplemented from time to time.
1.77    Policy. Any financial guaranty insurance policy, surety bond or other similar guarantee which was allocated to the Segregated Account pursuant to the Plan of Operation.
1.78    Policy Claim. A Claim under a Policy or Policies in respect of an Insured Obligation (as identified by CUSIP, if any).
1.79    Post-Effective Date Policy Claims. Any Policy Claims based on events, occurrences, and circumstances occurring or existing, on or after the Effective Date.
1.80    Post-Record Date Deferred Amount. With respect to each Insured Obligation (identified by its CUSIP, if any) in respect of which a Post-Record Date Policy Claim has been Permitted, and an Interim Payment made, the amount calculated as a Deferred Amount pursuant to the procedure set forth in the Amended Payment Guidelines. Post-Record Date Deferred Amounts are not entitled to any accretion during the Post-Record Date Period.

1.81    Post-Record Date Period. The period of time from and after the Record Date through and including one business day immediately preceding the Effective Date.
1.82    Post-Record Date Policy Claims. Any Policy Claims based on events, occurrences, and circumstances occurring or existing during the Post-Record Date Period.
1.83    Pre-Record Date Deferred Amount. With respect to each Insured Obligation (identified by its CUSIP, if any) in respect of which a Pre-Record Date Policy Claim has been Permitted and/or established by the Segregated Account, and an Interim Payment made, the amount calculated as a Deferred Amount pursuant to the procedures set forth in the Payment Guidelines or the Amended Payment Guidelines, as applicable, in respect of Permitted Policy Claims based on events, occurrences and circumstances occurring or existing prior to the Record Date (x) including any and all Accretion Amounts and (y) less any Recovery Amounts received up to and including the Effective Date in respect of such Insured Obligation and which have not otherwise previously reduced the Pre-Record Date Deferred Amount in respect of such Insured Obligation.
1.84    Pre-Record Date Deferred Amount Consideration. The Cash and Senior Secured Notes to be distributed to Holders of Pre-Record Date Deferred Amounts pursuant to Section 2.2 of this Plan.
1.85    Eligibility Distribution Record Date. A date to be set by the Rehabilitator in his sole discretion; provided that that such date is intended to be as close as reasonably practicable to the Effective Date, but shall be no later than one business day prior to the Effective Date.

1.86    Pre-Record Date Deferred Amount Discount. This term has the meaning given it in Section 2.2(a)(iii) of this Plan.
1.87    Pre-Record Date Deferred Loss Amount. With respect to each Insured Obligation in respect of which a Pre-Record Date Policy Claim has been Permitted and an Interim Payment made or deemed to be made, the Pre-Record Date Deferred Amount excluding the aggregate of all Accretion Amounts relating to such Insured Obligation.
1.88    Pre-Record Date Policy Claims. Any Policy Claims based on events, occurrences, and circumstances, occurring, or existing, before the Record Date.
1.89    Proceeding. The legal proceeding, currently styled as In the Matter of the Rehabilitation of: Segregated Account of Ambac Assurance Corporation, Case No. 10 CV 1576, pending in the Court.
1.90    Proceeding Circumstances. The circumstances and events, whenever arising, giving rise to the Proceeding or in existence from and after, or giving rise to or at any time resulting from, issuance of the Rehabilitation Order, including, without limitation, (i) the financial condition of the Ambac Parties, (ii) the grounds for the Proceeding, (iii) actions taken or statements made by the Ambac Parties, the Rehabilitator, the Management Services Provider, the Special Deputy Commissioner, OCI, or any other Person, in connection with or in contemplation of the Rehabilitation Order or the Proceeding, (iv) any ratings downgrade of the Ambac Parties, (v) any failure by the Ambac Parties to pay any amount (whether due prior to the Rehabilitation Order, the injunctive relief in the 2011 Confirmation Order, the

2014 Approval Order, this Plan, or otherwise) and (vi) the issuance and existence of the Rehabilitation Order.
1.91    Record Date. September 30, 2017.
1.92    Recovery Amount. Shall have the meaning set forth in the Payment Guidelines or the Amended Payment Guidelines, as applicable.
1.93    Rehabilitation Exit Support Agreement (“RESA”). The agreement dated July 19, 2017 between each of the Ambac Parties and the Sponsoring Holders (including any other “Joining Parties” (as defined in the Rehabilitation Exit Support Agreement) that have become parties to the Rehabilitation Exit Support Agreement after July 19, 2017), as amended, that sets forth the terms and conditions of the Sponsoring Holders’ agreement to support this Plan and the Segregated Account’s exit from the Proceeding.
1.94    Rehabilitation Order. The Order for Rehabilitation entered in the Proceeding, dated March 24, 2010.
1.95    Rehabilitator. The Commissioner, as the Court-appointed rehabilitator of the Segregated Account.
1.96    Reimbursement Amount. Shall have the meaning set forth in the Payment Guidelines or the Amended Payment Guidelines, as applicable.
1.97    Reinsurance Agreement. The Aggregate Excess of Loss Reinsurance Agreement between the Segregated Account and AAC, entered into as of the Petition Date, as amended, modified or supplemented from time to time.

1.98    Released Parties. (i) AAC, (ii) the Segregated Account, (iii) the Rehabilitator, (iv) the Management Services Provider, (v) the Special Deputy Commissioner, (vi) OCI, (vii) the General Account, (viii) any Paying Agent retained by the Rehabilitator pursuant to the Plan, and each of their respective current and former members, shareholders, affiliates, officers, directors, employees, agents (including any attorneys, financial advisors, investment bankers, consultants and other professionals retained by such Persons, and any other advisors or experts with whom OCI, the Rehabilitator or the Special Deputy Commissioner consults, as contemplated by Wis. Stat. § 645.33(3)).
1.99    Releasing Parties. All Holders of, and Beneficial Holders of Insured Obligations in respect of, Deferred Amounts.
1.100    Remaining Senior Surplus Notes. Any and all GA SSNs or SA SSNs that remain outstanding after the Effective Date.
1.101    REMIC Matters. Matters related to the federal income tax treatment of a REMIC, as defined in Section 860D of the Internal Revenue Code of 1986, as amended.
1.102    RMBS Litigation. Those certain lawsuits to which AAC and/or the Segregated Account are parties involving residential mortgage backed securities transactions insured by policies allocated to the Segregated Account, captioned: Ambac Assurance Corp. v. Countrywide Home Loans, Inc., Index No. 651612/2010 ( N.Y. Sup. Ct. N.Y. Cty.) (Bransten, J.); Ambac Assurance Corp. v. First Franklin Fin. Corp., Index No. 651217/2012 (N.Y. Sup. Ct. N.Y. Cty.) (Sherwood, J.); Ambac Assurance Corp. v. Nomura Credit & Capital, Inc., Index No. 651359/2013 (N.Y. Sup. Ct. N.Y. Cty.) (Friedman, J.); Ambac Assurance Corp. v.

Countrywide Home Loans, Inc., Index No. 653979/2014 (N.Y. Sup. Ct. N.Y. Cty.) (Friedman, J.); Segregated Account of Ambac Assurance Corp. v. Countrywide Home Loans, Inc., No. 14 CV 3511 (Wis. Cir. Ct. Dane Cty.) (Anderson, J.); and Ambac Assurance Corp. v. Countrywide Home Loans, Inc., Index No. 652321/2015 (N.Y. Sup. Ct. N.Y. Cty.) (Friedman, J.); and any successor proceeding against the same parties (or any of their successors) with respect to substantially the same claims.
1.103    SA JSNs. The 5.1% junior surplus notes due June 7, 2020, originally issued by the Segregated Account to holders of Permitted General Claims and AFG.
1.104    SA Surplus Notes or SA SSNs. The 5.1% senior surplus notes due June 7, 2020, issued by the Segregated Account to holders of Permitted Policy Claims.
1.105    Secured Note. The Secured Note issued by AAC to the Segregated Account on the Petition Date, as amended, modified or supplemented from time to time.
1.106    Securities Act. The Securities Act of 1933, 15 U.S.C. §§ 77a-77aa (as amended from time to time).
1.107    Segregated Account. The Segregated Account of Ambac Assurance Corporation, established pursuant to the Plan of Operation in accordance with Wis. Stat. § 611.24(2).
1.108    Senior Secured Notes. The Senior Secured Notes, due on the fifth anniversary of the Effective Date, to be issued by a newly formed special purpose entity which is expected to be a liquidating entity and wholly owned by an affiliate of AFG, at the request of, and in satisfaction of certain Reinsurance Agreement obligations owed to the Segregated Account, to Beneficial Holders in respect of Pre-Record Date Deferred Amounts and Accretion Amounts as a component of the Pre-Record Date Deferred Amount Consideration, and to holders of GA SSNs in connection with the Exchange Offers. Ambac shall issue a financial guarantee policy for the benefit of the trustee of the Senior Secured Notes, irrevocably guaranteeing all regularly scheduled principal and interest and principal and interest payable in connection with mandatory redemptions.
1.109    Special Deputy Commissioner. The Special Deputy Commissioner of the Segregated Account.
1.110    Special Policy Payment. This term shall have the meaning given to such term in the Payment Guidelines.
1.111    Sponsoring Holders. The parties who are signatories to the Rehabilitation Exit Support Agreement (including any other “Joining Parties” (as defined in the Rehabilitation Exit Support Agreement) that have become parties to the Rehabilitation Exit Support Agreement after July 19, 2017) other than AAC and AFG.
1.112    Sub-Trustee/Agent. Any Holder acting on its own behalf or acting in its capacity as Trustee, and any party to the Transaction Documents assigned or delegated in whole or in part duties relating to submitting or processing payment of Policy Claims under the related Transaction Documents.
1.113    Subsequent Adjustments. Means (i) a recoupment from the Holder of a Permitted Claim of all or a portion of the amount of a Distribution; or (ii) reduction of such

Holder’s applicable Deferred Amount, in each case, to the extent the Claims Administrator may make Subsequent Adjustments if it determines, in its sole discretion, that any Distribution received by such Holder was incorrect.
1.114    Supplemental Payment. This term shall have the meaning given to such term in the Payment Guidelines and the Amended Payment Guidelines, as applicable.
1.115    Synthetic Commutation. A type of Alternative Resolution concerning Policy Claims arising out of Policies insuring securities that are held by multiple Beneficial Holders whereby the Rehabilitator or AAC is unable to reach a universal settlement with all Beneficial Holders of such securities and, instead, settles Policy Claims held by certain (rather than all) Beneficial Holders of such securities, as further described in that certain Order Confirming Procedures for Resolving Alternative Resolutions Including Synthetic Commutations, dated August 31, 2011.
1.116    Third Party Liability. Any reasonable and documented out-of-pocket losses and costs, including reasonable attorney fees, incurred in defending any lawsuit, action, or similar formal legal proceeding arising out of an Indemnified Party’s compliance with this Plan, the Approval Order, the First Amended Plan, the 2014 Approval Order, the Original Plan, the 2011 Confirmation Order, and the Payment Guidelines and the Amended Payment Guidelines (excluding losses and costs resulting from the fraud, gross negligence or other willful misconduct of such Indemnified Party, provided, however, that for purposes of any indemnity under this Plan, compliance with this Plan and the Payment Guidelines shall not be deemed to constitute fraud, gross negligence, or willful misconduct).

1.117    Transaction. The Exchange Offers, together with the Initial Exchange.
1.118    Transaction Documents. Any agreements relating to Policies, including any credit derivative transaction agreements (including credit default swaps), interest rate or currency rate swap agreements, basis swap agreements, total return swap agreements, indentures, trust deeds, collateral management or administration agreements, credit or loan agreements, residential mortgage-backed security transaction documents, guarantee investment certificates, custodial account agreements, note purchase agreements, or other financing or transaction documents of any kind. Transaction Documents shall also include any contracts with ACP, Ambac Conduit Funding, LLC, and Juneau Investments.
1.119    Transaction Mechanics. The various steps and transactions that constitute the Initial Exchange and the Exchange Offers detailed in the transaction mechanics presentation annexed to the Rehabilitation Exit Support Agreement as Exhibit B.
1.120    Trustee. A Holder acting in its capacity as trustee and/or agent on behalf of and for the benefit of Beneficial Holders.
1.121    Undercollateralization/Undercollateralized. With respect to any transaction, the amount by which the outstanding principal balance of all Insured Obligations relating to such transaction exceeds the outstanding principal balance of the collateral securing all such Insured Obligations.
1.122    Waiver and Amendment to Settlement Agreement. That certain waiver and amendment to be dated the Effective Date to that certain bank settlement agreement dated

June 7, 2010 by and between AAC, ACP, Ambac Financial Group, Inc., and the other parties thereto.
1.123    Website. The website established by the Rehabilitator for policyholders at www.ambacpolicyholders.com, which makes available for viewing and download the key documents described herein and in the Disclosure Statement, including, but not limited to, this Plan, the First Amended Plan, and the Segregated Account Operational Documents.
1.124    Wis. Stat. The Wisconsin Statutes (2015-16), as amended.
ARTICLE 2
TREATMENT OF CLAIMS
2.1    Administrative Claims. Each Holder of a Permitted Administrative Claim outstanding on the Effective Date and not previously the subject of an Alternative Resolution, shall receive, in full satisfaction of such Permitted Administrative Claim, on the Effective Date, Cash equal to the amount of such Permitted Administrative Claim, in accordance with the procedures set forth in Section 4.2 below and, as applicable, the Amended Payment Guidelines.
2.2    Policy Claims.
(a)    Satisfaction in Full of Pre-Record Date Deferred Amounts with Pre-Record Date Deferred Amount Consideration.
(i)    Treatment of Holders Other than AFG. Each Holder of a Pre-Record Date Deferred Amount (other than AFG) after consummation of the Initial Exchange and the Exchange Offers, shall be entitled to receive, in full and final satisfaction of such Pre-Record Date Deferred Amount (x) Cash equal to 45.7% of such Pre-Record Date

Deferred Amount, and (y) Senior Secured Notes in an amount equal to 46.9% of such Pre-Record Date Deferred Amount, ((x) and (y), collectively, being referred to herein as “Pre-Record Date Deferred Amount Consideration”). Subject to Section 3.3(c) of this Plan, such payment of Pre-Record Date Deferred Amount Consideration, as provided herein, shall constitute full and complete payment and settlement of such Pre-Record Date Deferred Amount and any related Accretion Amount. Each Holder of a Pre-Record Date Deferred Amount (other than AFG) and each Beneficial Holder of any Insured Obligation related to a Pre-Record Date Deferred Amount shall, after consummation of the Initial Exchange and the Exchange Offers, be required to accept the Pre-Record Date Deferred Amount Consideration issued to such Holder in accordance with this Plan, in lieu of any cash payments required to be made to such holders, in full and complete satisfaction of such cash payment obligation of the Segregated Account in respect of the Permitted Policy Claim allowed to such holders (which relates to the relevant Pre-Record Date Deferred Amount), regardless of the existence of any provision in any Policy, the 2011 Plan, the First Amended Plan, or any other underlying instrument(s) or contract(s) that would require, or that contemplates, the discharge of the obligations of the Segregated Account through the payment of Cash. AAC may, subject to the Rehabilitator’s approval, in lieu of the Pre-Record Date Deferred Amount Consideration allocated to a Holder, provide an alternative consideration package to such Pre-Record Date Deferred Amount Consideration, in an amount equal to such Pre-Record Date Deferred Amount Consideration, to the extent that AAC determines, in its sole discretion, that doing so is necessary or advisable to maintain compliance with any legal or regulatory requirements applicable to AAC or the Segregated Account.

(ii)    Treatment of AFG. AFG, shall be entitled to receive, in full and final satisfaction of any Pre-Record Date Deferred Amounts that it holds or to which it is beneficially entitled (including any Pre-Record Date Deferred Amounts received by AFG pursuant to the Initial Exchange) after consummation of the Initial Exchange and the Exchange Offers, Senior Secured Notes in an amount equal to 91.3% of such Pre-Record Date Deferred Amounts. Subject to Section 3.3(c) of this Plan, such payment of Senior Secured Notes to AFG shall constitute full and complete payment, discharge and settlement of such Pre-Record Date Deferred Amount and Accretion Amounts held by AFG (or beneficial interests to which it is entitled) and AFG shall be required to accept such payment of Senior Secured Notes in accordance with this Plan in lieu of any cash payments required to be made to AFG in full and complete satisfaction of any cash payment obligation relating to any Pre-Record Date Deferred Amounts and Accretion Amounts owed to AFG by the Segregated Account.
(iii)    Application of Pre-Record Date Deferred Amount Discount. The remaining 7.4% of all Pre-Record Date Deferred Amounts and Accretion Amounts not held by AFG and 8.7% of Pre-Record Date Deferred Amounts and Accretion Amounts held by AFG shall be deemed satisfied and shall be discharged in full without further consideration (the “Pre-Record Date Deferred Amount Discount”). With respect to each Pre-Record Date Deferred Amount, the Pre-Record Date Deferred Amount Discount shall be applied against any Accretion Amounts related to such Pre-Record Date Deferred Amount-and, to the extent such Accretion Amounts are insufficient to satisfy the Pre-Record Date Deferred Amount Discount on such Pre-Record Date Deferred Amount, (a) if such Pre-Record Date

Deferred Amount relates to an Insured Obligation that is Undercollateralized, the remainder of such Pre-Record Date Deferred Amount Discount shall be applied against the Pre-Record Date Deferred Loss Amount portion of such Pre-Record Date Deferred Amount, and (b) if such Pre-Record Date Deferred Amount relates to an Insured Obligation that is not Undercollateralized, the remainder of such Pre-Record Date Deferred Amount Discount shall not be applied against the Pre-Record Date Deferred Loss Amount portion of such Pre-Record Date Deferred Amount and instead shall be waived. To the extent such waiver of the Pre-Record Date Deferred Amount Discount results in an adjustment to the total amount of Pre-Record Date Deferred Amount Consideration to be distributed to Holders, such adjustment shall be paid in Cash.
(iv)    Eligibility Distribution Record Date. To be eligible to receive the Pre-Record Date Deferred Amount Consideration, Beneficial Holders of Insured Obligations in respect of Pre-Record Date Deferred Amounts calculated pursuant to the procedures set forth in the Payment Guidelines or the Amended Payment Guidelines, as the case may be, must be the Beneficial Holders of record as of the Eligibility Distribution Record Date.
(v)    Total Effective Consideration. Except as otherwise provided this Plan, after consummation of the Initial Exchange and the Exchange Offers, the Distribution of the Pre-Record Date Deferred Amount Consideration shall not cause any Holder of Pre-Record Date Deferred Amounts to receive an effective consideration package of more than (a) 40% Cash, (b) 41% Senior Secured Notes, (c) 12.5% GA SSNs, and (d) a 6.5% discount. Except as otherwise provided by this Plan, after consummation of the Initial Exchange and the Exchange Offers, the Distribution of the Pre-Record Date Deferred Amount Consideration shall not cause any Holder of Pre-Record Date Deferred Amounts that is an Ambac Party to receive an effective consideration package of more than 91.3% Senior Secured Notes and an 8.7% discount.
(b)    Payment in Full in Cash of Permitted Post-Record Date Policy Claims. Each Holder of a Permitted Post-Record Date Policy Claim shall be entitled to receive, in full and final satisfaction of such Post-Record Date Policy Claim, Cash equal to the amount of such Permitted Post-Record Date Policy Claim. Such payment of Cash, as provided herein, shall constitute full and complete payment and settlement of such Permitted Post-Record Date Policy Claim. Payments made on account of Permitted Post-Record Date Policy Claims will be paid in accordance with the Amended Payment Guidelines, and as set forth below, and any disputes with respect to Post-Record Date Claims will be administered according to the procedures set forth in the Amended Payment Guidelines.
(i)    Interim Payments. Pursuant to the Amended Payment Guidelines, the Claims Administrator shall pay to the Holder of a Permitted Post-Record Date Policy Claim an Interim Payment on the first Distribution Date occurring after the Determination Date by which such Post-Record Date Policy Claim has been determined to be a Permitted Policy Claim and shall establish a Post-Record Date Deferred Amount.
(ii)    Final Post-Record Date Payment. Pursuant to the Amended Payment Guidelines, the Claims Administrator shall pay to the Holder of a Permitted Post-Record Date Deferred Amount a Final Post-Record Date Payment on the earlier of (x) the close of any Opposition Period or (y) the date that the amount of the Permitted Post-Record

Date Policy Claim has been fixed, whether by agreement between the Claims Administrator and the Holder, or pursuant to a Final Order, but in no event shall such Final Post-Record Date Payment be made prior to the Effective Date.
(c)    Effect of Settlement of RMBS Litigation on Pre-Record Date Deferred Amount Consideration. If, before the Effective Date, AAC or the Segregated Account receives, in full or partial satisfaction of one or more of their claims in the RMBS Litigation, proceeds on account of such claims (net of all amounts paid or payable to reimburse reinsurers for the amounts paid by reinsurers in connection with the receipt of such proceeds, but not the amount of any cost or fee (including legal fees) incurred in connection with the RMBS Litigation), or AAC provides the benefit of such proceeds to the Segregated Account through operation of the Reinsurance Agreement, such proceeds (in an amount not exceeding $1.4 billion) shall replace Senior Secured Notes (having a face amount equal to the amount of such proceeds) that would otherwise be issued to Holders of Pre-Record Date Deferred Amounts as Pre-Record Date Deferred Amount Consideration, in each case to the extent such proceeds would have been payable to Holders had such settlement proceeds instead been received immediately after issuance of the Senior Secured Notes. Any issuance of the Senior Secured Notes shall be reduced by an amount equal to the aforementioned net proceeds and such amount of net proceeds as would be received by AAC hereunder shall instead be paid in Cash to such Holders of Pre-Record Date Deferred Amounts (other than AAC) as if AAC had pledged such proceeds and such proceeds were used to prepay the Senior Secured Notes, thereby further reducing the issuance of the Senior Secured Notes to such Holders and AAC.

2.3    SA SSNs and SA JSNs. Holders of SA SSNs, and SA JSNs, shall not be entitled to receive any payment or other consideration directly or indirectly as a result of (i) the occurrence of the Effective Date or the transactions contemplated by this Plan to occur on the Effective Date, (ii) the existence, approval or effectiveness of this Plan, or (iii) the payment and issuance of the Pre-Record Date Deferred Amount Consideration; provided that the SA SSNs and SA JSNs will continue to remain outstanding as of the Effective Date, with AAC as the obligor thereunder as a result of the Merger. For the avoidance of doubt, while Section 2.05 of the First Amended Plan shall have no further force or effect on and after the Effective Date, the foregoing shall not affect any rights arising under Section 2.05 of the First Amended Plan in connection with Distributions, if any, paid or payable to Holders of SA SSNs and SA JSNs prior to the Effective Date.
2.4    Junior Deferred Amounts. Holders of Junior Deferred Amounts, if any, existing as of the Effective Date shall receive no distribution pursuant to this Plan, and any and all obligations of the Segregated Account on account of Junior Deferred Amounts shall be discharged in full on the Effective Date.
2.5    General Claims. Holders of General Claims shall receive no distribution pursuant to this Plan, and any and all obligations of the Segregated Account on account of General Claims shall be discharged in full on the Effective Date.
ARTICLE 3
MEANS FOR IMPLEMENTATION OF PLAN
3.1    Administration of this Plan. From and after the Effective Date, neither the Management Services Provider nor the Rehabilitator shall have any continuing responsibility, obligation, or role with respect to this Plan or any matter governed thereby, and AAC in its capacity as Claims Administrator shall perform all responsibilities, duties and obligations ascribed to it in this Plan and the Amended Payment Guidelines.
3.2    Merger of the Segregated Account. On the Effective Date, the Segregated Account shall merge with and into AAC, such that (on such date): (i) full ownership and control over all assets and liabilities of the Segregated Account shall transfer by operation of law to AAC, (ii) without limiting the generality of the foregoing, all Policies, contracts, other assets (including the Segregated Account’s equity ownership interests in ACP, Ambac Conduit Funding, LLC, and Juneau Investments, LLC) and liabilities that were previously allocated to the Segregated Account in accordance with Wis. Stat. § 611.24, shall be reallocated/returned to AAC pursuant to Wis. Stat. § 645.35(2), (iii) all liens and security interests arising under the Operative Documents shall be terminated and the Ambac Parties shall be released from any and all obligations, including liens and security interests, except as may otherwise be provided in the Plan, (iv) the Rehabilitator shall no longer be in possession of any assets of the Segregated Account under Wis. Stat. § 634.33(2), and (v) the separate existence of the Segregated Account shall cease. From and after the Effective Date, any references to either the Segregated Account or the General Account shall instead be deemed to refer to AAC.
3.3    Initial Exchange.
(a)    On the Effective Date, immediately prior to the consummation of the Exchange Offers and the Distributions described in the Plan, the Initial Exchange shall be consummated specifically by means of the following steps:

(i)    The Pre-Record Date Deferred Amounts of Non-Ambac Holders shall be reduced by an estimated aggregate amount of $282 million representing 12.5% of all Pre-Record Date Deferred Amounts held by Non-Ambac Holders, such reduction to be effected on a pro rata basis among such Non-Ambac Holders based on their Pre-Record Date Deferred Amounts;
(ii)    The Pre-Record Date Deferred Amounts of AFG shall be increased by an estimated aggregate amount of $129 million equal to (a) all GA SSNs and SA SSNs held by AFG as of the Record Date, less (b) $100 million, and less (c) unpaid interest on $100 million of SSNs accrued between June 30, 2017 and the Effective Date;
(iii)    The Pre-Record Date Deferred Amounts of the Sponsoring Holders shall be increased by an estimated aggregate amount of $153 million equal to 12.5% of all Pre-Record Date Deferred Amounts held by Non-Ambac Holders, less the amount set forth in Section 3.3(a)(ii) above, on a pro-rata basis;
(iv)    AFG shall transfer GA SSNs having an aggregate principal amount and accrued and unpaid interest equal to approximately $129 million, or the amount set forth in Section 3.3(a)(ii) above, to Non-Ambac Holders on the same pro rata basis used in determining the relative reduction of Pre-Record Date Deferred Amounts of such Non-Ambac Holders effected in clause (i) above; and
(v)    The Sponsoring Holders shall transfer GA SSNs having an aggregate principal amount and accrued and unpaid interest as of the Effective Date equal to approximately $153 million, or the amount set forth in Section 3.3(a)(iii) above, to Non-Ambac Holders on the same pro rata basis used in determining the relative reduction of Pre-Record Date Deferred Amounts of such Non-Ambac Holders effected in clause (i) above.

(b)    In the event that one or more Sponsoring Holders fails to deposit its pro rata share of the GA SSNs pursuant to Section 3.3(a)(v) of this Plan in the applicable escrow account, AAC and AFG may adjust the Initial Exchange such that any shortfall may be contributed by one or more other holders of GA SSNs or make any other appropriate adjustments to preserve the economic terms of the Initial Exchange.
(c)    To avoid the potential for duplicative Policy Claims, among other things, any Distribution of the Pre-Record Date Deferred Amount Consideration paid by AAC or the Segregated Account in respect of a Pre-Record Date Deferred Amount received by AFG or a Sponsoring Holder in the Initial Exchange shall be treated as if the Holder of the applicable Policy directed AAC or the Segregated Account to make such payment on the Holder’s behalf to AFG or the Sponsoring Holders, as the case may be. Accordingly, for all purposes under this Plan, AAC, AFG, the Holders (including any Holder acting in its capacity as a Trustee), and the Sponsoring Holders, shall treat such payment of Pre-Record Date Deferred Amount Consideration as if (i) it had been made by AAC or the Segregated Account under the relevant Policy to the Holder of such Policy and (ii) the Holder of such Policy then paid such Pre-Record Date Deferred Amount Consideration to AFG or the Sponsoring Holder, as the case may be.
3.4    Funding of Cash Distributions. On the Effective Date and following the consummation of the Initial Exchange and the Exchange Offers, the Cash portion of the Pre-Record Date Deferred Amount Consideration, and any Distributions of Cash made on account of Permitted Post-Record Date Policy Claims, will be fully funded through a draw by the Segregated Account against the Reinsurance Agreement.

3.5    Transfer Provisions. On the Effective Date, and after the consummation of the Initial Exchange and the Exchange Offers the Pre-Record Date Deferred Amount Consideration shall be transferred by AAC, at the request of the Segregated Account and in satisfaction of its obligations under the Reinsurance Agreement, to the Beneficial Holders of the Insured Obligations related to the Pre-Record Date Deferred Amounts, as of the Eligibility Distribution Record Date, and pursuant to the procedures set forth in the Amended Payment Guidelines. Where such underlying securities related to such Pre-Record Date Deferred Amounts are held through DTC, AAC shall transfer the Pre-Record Date Deferred Amount Consideration to DTC for further transfer by DTC to its participants. AAC, in its capacity as Claims Administrator, and/or its agents, and after reconciliation with the Holders shall provide to DTC the rates and other information required by DTC to effect such transfers, and DTC shall be authorized to take instructions solely from AAC with respect to such transfers. Trustees shall permit, and provide any authorization or direction (but not indemnification) needed for AAC, any Paying Agent and/or DTC to make, process and/or accept any Distributions as contemplated by this Plan and the Amended Payment Guidelines. For the avoidance of doubt, all Pre-Record Date Deferred Amount Consideration to be distributed pursuant to Section 2.2(a) of this Plan shall not be transferred to the applicable Trustees but shall be deemed to be transferred to such Trustees. With respect to any transfers of GA SSNs to be effected under the Initial Exchange, AFG and the Sponsoring Holders will effect such transfers pursuant to an applicable escrow agreement.
3.6    Transfers by Trustees. Notwithstanding Section 3.5 of this Plan, to the extent received by a Trustee, any Pre-Record Date Deferred Amount Consideration shall promptly be transferred by such Trustee to the Beneficial Holders for whom it is acting as trustee.

Notwithstanding the generality of the foregoing, any such Trustee may allocate, distribute or disburse the Pre-Record Date Deferred Amount Consideration issued in accordance with this Plan by allocating, distributing or disbursing such Pre-Record Date Deferred Amount Consideration (or any beneficial interest therein) to the Beneficial Holders of such underlying financial instrument(s) through the relevant custodians holding the positions on behalf of the Beneficial Holders, and such custodians shall be required to accept and distribute such Pre-Record Date Deferred Amount Consideration to the Beneficial Holders.
3.7    Deemed Distribution Dates. Any Distribution on the Effective Date, pursuant to this Plan and the Amended Payment Guidelines, will be deemed to have been received by Beneficial Holders on the next scheduled Bond Distribution Date applicable to the relevant Insured Obligation or underlying Transaction Documents that give rise to such Claims, notwithstanding the date when the Cash or Pre-Record Date Deferred Amount Consideration was actually received by such Beneficial Holders.
3.8    Post-Effective Date Policy Claim. With respect to Post-Effective Date Policy Claims based on events, occurrences, and circumstances occurring or existing after the Effective Date, nothing in this Plan shall (x) cause to inure to any Holder of such claims any right or claim which would not have existed in the absence of the Proceeding or (y) in any manner, relieve or limit any obligation of any Holder of such Post-Effective Date Policy Claim to AAC, including with respect to payment of premiums, recoveries, reimbursements, settlements and/or other amounts that are due and owing to AAC under any Policy, Transaction Document, or other agreement; provided that, as set forth in Section 6.13 of this Plan, any default, event of default, or other event or circumstance occurring before or on the Effective Date or in connection with this Plan that may have given rise to or gives rise to a default or event of default, under any Policy or Transaction Document, will be deemed to be cured and not to have occurred.
3.9    No Fractional Amounts. Any Distributions of Senior Secured Notes and/or transfers of GA SSNs pursuant to the Initial Exchange, transferred to DTC for further transfer by DTC to its participants, shall be (i) in denominations of no less than $1.00 and (ii) made in accordance with Section 3.5 of this Plan. When any Distribution pursuant to this Plan or transfer pursuant to the Initial Exchange would otherwise result in the issuance of an amount of the Senior Secured Notes or the transfer of an amount of GA SSNs that is less than $1.00, the actual Distribution of such Senior Secured Notes or transfer of the GA SSNs, shall be rounded down to the next dollar amount with no further payment therefor. Any Distributions of Cash with respect to Pre-Record Date Deferred Amount Consideration shall be (i) in denominations of no less than $.01 and (ii) made in accordance with Section 3.5 of this Plan. When any Distribution of Cash pursuant to this Plan would otherwise result in a Cash amount of less than $.01, the actual Distribution of such Cash shall be rounded down to the next hundredth of a dollar with no further payment therefor.
ARTICLE 4
PROCEDURES GOVERNING DISTRIBUTIONS AND CLAIM RESOLUTION
4.1    Claims Administration. From and after the Effective Date all Pending Claims, Administrative Claims, and Post-Record Date Policy Claims shall be governed by this Plan and the Amended Payment Guidelines, and except with respect to Administrative Claims, AAC shall be responsible for administering, evaluating, disputing, objecting to, compromising or otherwise resolving all such claims in accordance with this Plan and the Amended Payment Guidelines.

4.2    Administrative Claims.
(a)    Submission of Administrative Claims. After the Effective Date, each Holder of an Administrative Claim that remain eligible for submission under the terms of the Amended Payment Guidelines and has not been submitted to the Claims Administrator before the Effective Date shall submit such Administrative Claim to OCI in accordance with the Amended Payment Guidelines and in accordance with, and including such information as is required by, the provisions of the underlying instrument(s), contract(s) or arrangement(s) giving rise to such Administrative Claim, if any.
(b)    Administration and Payment of Pending Administrative Claims. The Rehabilitator or OCI in their sole and absolute discretion shall evaluate each Pending Administrative Claim to determine whether such Pending Administrative Claim is a Permitted Claim or whether an Objection should be raised against such Administrative Claim in accordance with the Amended Payment Guidelines. AAC shall make a Distribution to each Holder of a Permitted Administrative Claim, in accordance with normal business practices and in complete satisfaction of such Permitted Administrative Claim, in Cash in an amount equal to the dollar amount of such Permitted Administrative Claim.
4.3    Post-Effective Date Policy Claims and Pending Policy Claims
(a)    Post-Effective Date Policy Claims. Each Holder of a Post-Effective Date Policy Claim shall submit such Post-Effective Date Policy Claim to AAC in accordance with the applicable Transaction Documents; provided that if the applicable Transaction Documents contain provisions requiring Holders of a Post-Effective Date Policy Claim to use forms other than the

Amended Proof of Policy Claim Form, this Plan and the Approval Order will control, and such Holder shall be required to submit such Post-Effective Date Policy Claim using the Amended Proof of Policy Claim Form and any related Claim Schedule.
(b)    Administration of Pending Policy Claims. The Claims Administrator shall be responsible for administering, evaluating, disputing, objecting to, compromising or otherwise resolving all Pending Policy Claims in accordance with this Plan and the Amended Payment Guidelines.
4.4    Disputed Claims Process. As more fully described in the Amended Payment Guidelines, the Rehabilitator, the Management Services Provider, or the Claims Administrator, as applicable, may raise an Objection to any Pending Claim on any ground, including, but not limited to, the ground that the Management Services Provider or the Claims Administrator lacks sufficient information to evaluate such Pending Claim, that the amount submitted as a Claim is not valid, or that such Claim is a Duplicate Claim or a Late Claim, by providing the Holder of the Claim or the Holder’s representative (as applicable) with written notice of the substance of the Objection. The Holder, if it wishes to dispute such Objection, shall send to the Rehabilitator, the Management Services Provider, or the Claims Administrator, a written response to the Objection, in accordance with the terms of the Amended Payment Guidelines.
4.5    Alternative Resolutions of Claims. Nothing in this Plan or the Amended Payment Guidelines shall limit the ability of the Management Services Provider, the Rehabilitator, or the Claims Administrator to effectuate an Alternative Resolution to resolve any Claim, including through the arrangement, negotiation, effectuation and execution of an amendment, restructuring, refinancing, purchase, repurchase, termination, settlement, commutation, tender, Synthetic Commutation or tear-up, or any similar transaction that results in the extinguishment or reduction of the Segregated Account’s or AAC’s liability or agreement on alternative treatment, in respect of, as applicable, (i) all or part of the relevant Policy or Policies, (ii) all or part of the underlying Insured Obligation or (iii) the underlying instrument, contract or arrangement, if any, giving rise to such Claim; provided that such Alternative Resolution must not violate the law.
4.6    Discharge of ACP Obligations. As of the Effective Date, all obligations of ACP under or with respect to contracts as to which a Policy Claim was or could have been made against the Segregated Account prior to the Effective Date shall be discharged and deemed satisfied in full.
4.7    No Duplicative Recovery. No Holder or Beneficial Holder of any Permitted Policy Claim or Insured Obligation shall be entitled to receive consideration on account of such Permitted Policy Claim or Insured Obligation in excess of 100% of the amount of such Permitted Policy Claim or Insured Obligation other than Accretion Amounts.
4.8    Setoffs and Recoupment. The Segregated Account or AAC (individually or in its capacity as successor to the Segregated Account) may set off or recoup in whole or in part against any Permitted Claim and the Distribution to be made pursuant to this Plan on account of such Permitted Claim, any and all claims, rights and Causes of Action that the Segregated Account or AAC may hold against the Holder of such Permitted Claim, to the extent such setoff or recoupment is permitted under applicable law; provided that, (a) neither the failure to effect a set-off or recoupment, nor (b) the permission of any Claim hereunder, will constitute a waiver or release by the Segregated Account or AAC with respect to claims, rights, or Causes of Action that AAC may possess against such Holder.
4.9    Recoveries on Policy Claims. Notwithstanding the Proceeding, the Proceeding Circumstances, any provisions of the Interim Cash Payment Rules, the Payment Guidelines, the Amended Payment Guidelines, this Plan, the First Amended Plan, the Disclosure Statement and/or any amendments and/or or supplements thereto, the Segregated Account, or AAC as its successor, shall be entitled, in its sole and absolute discretion, to reduce its obligations to the Holders of Permitted Claims and Beneficial Holders of Deferred Amounts by any Recovery Amounts attributable to such Holders or Beneficial Holders or the relevant Insured Obligations, by reducing the amount of the Deferred Amount due to such Holders or Beneficial Holders to the extent such Deferred Amounts have not already been reduced by any applicable Recovery Amounts. No Holder, Trustee or Beneficial Holder may apply a Recovery Amount in a manner inconsistent with the determination by the Claims Administrator pursuant to this Section 4.09, the Payment Guidelines, or the Amended Payment Guidelines.
4.10    Reimbursements on Policy Claims. Notwithstanding the Proceeding, the Proceeding Circumstances, any provisions of the Interim Cash Payment Rules, the Payment Guidelines, the Amended Payment Guidelines, this Plan, the First Amended Plan, the Disclosure Statement and/or any amendments and/or supplements thereto, the Claims Administrator shall be entitled to collect any Reimbursement Amounts that AAC or the Segregated Account becomes, or is, entitled to receive under the Transaction Documents in relation to any: (i) Distributions or payments made prior to, on, or after the Effective Date (including any distributions of the Pre-Record Date Deferred Amount Consideration and the application of the Pre-Record Date Deferred

Amount Discount if applied to Pre-Record Date Deferred Loss Amounts) hereunder, under the Payment Guidelines and the Amended Payment Guidelines, pursuant to, and in accordance with, the applicable Policy and any related Transaction Documents; (ii) payments made according to the Interim Cash Payment Rules; and (iii) other amounts paid by or on behalf of the Segregated Account in respect of an Insured Obligation, and in each case where a payment was made by AAC in respect of a Pre-Record Date Deferred Amount received by AFG or a Sponsoring Holder from a Holder in the Initial Exchange, it shall be treated as if AAC had paid such amount under the relevant Policy to the Holder directly and then the Holder paid such amount to AFG or the Sponsoring Holder, in each such case as if AAC had paid 100% of such Policy Claims under the relevant Policy in Cash, notwithstanding the Pre-Record Date Deferred Amount Discount, to the Holder directly.
4.11    Assignment of Rights. Without prejudice to (i) the terms and provisions of the applicable Policy and any related Transaction Document and (ii) any assignment previously executed, whether pursuant to an Amended Proof of Policy Claim Form, or otherwise, upon receipt of any Distribution, including the Pre-Record Date Deferred Amount Consideration and the Final Post-Record Date Payment from AAC or the Segregated Account, or the type of Distributions described in Section 3.3(c) of this Plan, each Holder (for and on behalf of its Beneficial Holders, if such Holder is a Trustee) of such Permitted Policy Claim shall be deemed to have assigned its rights with respect to the full amount of its Policy Claim relating to the amount of such Distribution or transfer, including any Pre-Record Date Deferred Amount Discount in respect of any Pre-Record Date Deferred Amount, under the Transaction Document(s) to AAC.
4.12    Subsequent Adjustments. If AAC determines that any Distribution received by the Holder of a Deferred Amount or Permitted Claim was incorrect, AAC may, to the extent necessary to account for such error: (i) recoup from the Holder all or a portion of the amount of such Distributions or (ii) adjust the amount of any future Distributions to be paid to such Holder. Any disputes regarding Subsequent Adjustments are subject to the dispute resolution procedures set forth in the Amended Payment Guidelines.
ARTICLE 5
EFFECTIVENESS
5.1    Notification of Effective Date. On the Effective Date, or as soon as reasonably practicable thereafter, the Rehabilitator shall post a notice to the Website advising of the Effective Date of this Plan.
5.2    Conditions Precedent to the Effective Date. Unless otherwise specified herein, the occurrence of the Effective Date of this Plan is subject to satisfaction or waiver (in accordance with Section 5.3 below) of the following conditions precedent:
(a)    This Court will have entered the Approval Order;
(b)    After giving effect to the transactions contemplated by this Plan, AAC will have sufficient capital and claims-paying resources for AAC to effectuate the terms of this Plan, as determined by the Rehabilitator in his sole and absolute discretion;
(c)    All conditions (other than the occurrence of the Effective Date) to consummation of the Initial Exchange and the Exchange Offers shall have been satisfied or waived in accordance with the terms thereof;
(d)    The Rehabilitator, AAC, and AFG will have received from the Internal Revenue Service a ruling, in form and substance reasonably satisfactory to the Rehabilitator, AAC,

and AFG, that neither (i) the satisfaction of the Deferred Amounts pursuant to this Plan nor (ii) any exchange by AAC for Senior Surplus Notes contemplated by the Definitive Documents will be a “designated event” for purposes of Internal Revenue Service Notice 2004-37; and
(e)    AAC will have received opinions from Sidley Austin LLP regarding the tax treatment of those aspects of the Transaction Mechanics, this Plan, the Exchange Offers, the Waiver and Amendment to Settlement Agreement, and certain transactions entered into to satisfy the condition regarding capital and claims-paying resources that are relevant to the continued affiliation of AAC with AFG for federal income tax purposes, to the continued availability of AAC’s net operating losses, and to REMIC Matters. Any such opinion shall be, in form and substance, satisfactory to the Rehabilitator and reasonably satisfactory to AAC.
5.3    Waiver of Conditions Precedent. Each of the conditions precedent in Section 5.2, other than the condition precedent set forth in section 5.2(e) above which may be waived by mutual consent of AAC and the Rehabilitator, may be waived in writing by the Rehabilitator in its sole discretion. The condition precedent set forth in Section 5.2(e) may only be waived by AAC in its sole discretion.
5.4    Effect of Failure of Conditions to Effective Date. If the Effective Date does not occur before the termination of the Rehabilitation Exit Support Agreement, save as set forth in Article 5 hereof, this Plan will not become effective and (a) no Distributions shall be made pursuant to this Plan, (b) the Segregated Account and all holders of Claims shall be restored to the status quo ante as of the day immediately preceding the Approval Order Date as though the Approval Order Date never occurred, (c) all of the Segregated Account’s obligations with respect to Claims and

Deferred Amounts shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Segregated Account or any other Entity or to prejudice in any manner the rights of the Segregated Account or any other Entity in any further proceedings involving the Segregated Account or otherwise, (d) the Initial Exchange shall not be consummated, and (e) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims; (ii) prejudice in any manner the rights of the Ambac Parties, the Rehabilitator, the Management Services Provider, the Sponsoring Holders, or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Ambac Parties, the Rehabilitator, the Management Services Provider, the Sponsoring Holders, or any other Entity.
ARTICLE 6
EFFECTS OF THIS SECOND AMENDED PLAN
6.1    Prior Orders Remain in Effect. To the extent not explicitly superseded or amended by this Plan, the Payment Guidelines, or the Approval Order, all (x) prior orders of this Court and (y) documents or agreements approved by this Court, shall remain in full and effect in all respects. For the avoidance of doubt, such orders or documents approved by this Court shall include the Plan, the First Amended Plan, the 2011 Confirmation Order, the Payment Guidelines, the 2014 Approval Order, the Injunction, and any orders pertaining to the allowance, determination, payment and dispute of Claims and Deferred Amounts, settlements, Synthetic Commutations, and utilization of Alternative Resolutions to resolve Claims and Deferred Amounts.
6.2    Termination of Rehabilitation Proceeding. Pursuant to § 645.35(2), on the Effective Date, the Proceeding shall be terminated and the Rehabilitator shall no longer be in possession of, and will be deemed to have fully relinquished any and all ownership of or control over, all assets and liabilities of the Segregated Account.

6.3    Termination of Duties of the Rehabilitator and the Management Services Provider. On the Effective Date, after completion of the Distributions required to be made hereunder, the Rehabilitator and the Management Services Provider shall be discharged of all duties, and their respective employees and appointed agents shall be discharged of their duties, if any, with respect to all matters related to this Proceeding and rehabilitation of the Segregated Account, except as otherwise ordered by the Court. The Rehabilitator, the Management Services Provider, and each of their respective employees and representatives shall have no liability for actions taken by AAC after the Effective Date, except as ordered otherwise by the Court.
6.4    Segregated Account Operational Documents. As of the Effective Date, the Segregated Account Operational Documents will terminate and no longer be of any force or effect, including any liens or security interests, and where applicable, all of AAC’s obligations thereunder will be deemed to have been satisfied in full and AAC will have no further obligations thereunder.
6.5    Discharge. All Distributions made pursuant to this Plan and the First Amended Plan in the form of Cash, the Pre-Record Date Deferred Amount Consideration (including any Pre-Record Date Deferred Amount Discount in respect of any Pre-Record Date Deferred Amount Consideration), the Final Post-Record Date Payment, or any other form of consideration, shall serve to effect a full and complete payment, satisfaction, release, discharge and termination of any and all liens, Claims, Causes of Action, interests, or encumbrances upon or against the Ambac Parties and any matters relating to the Segregated Account, and any and all such liens, Claims, Causes of Action, interests, or encumbrances shall be deemed discharged and satisfied in full and shall be of no further force and effect.

6.6    Releases. As of the Effective Date, the Releasing Parties shall unconditionally and forever release each of the Released Parties from any and all Causes of Action based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date to the extent that it directly or indirectly arises from, or relates to, the Segregated Account or the Proceeding (including the commencement of the Proceeding, the preparations therefor, negotiations relating thereto, any restructuring work relating thereto, any Court orders sought or obtained, and the administration, conduct and termination of the Proceeding); the Disclosure Statement (as amended) (including the Disclosure Statement’s formulation, negotiation, preparation and dissemination); this Plan and the First Amended Plan (including the formulation, negotiation, preparation, dissemination and approval of each); or any contract, instrument, document or other agreement entered into as part of or pursuant to this Plan or the First Amended Plan; provided that the foregoing shall not affect the liability of any such Entity that otherwise would result from any act or omission that is determined by a Final Order to constitute willful misconduct, gross negligence, intentional fraud, criminal conduct, intentional unauthorized misuse of confidential information that causes damages or ultra vires acts; provided further that the foregoing shall not release the Released Parties from any of their respective obligations under the Plan. Nothing contained in or implied by this part of this Plan shall operate, or be construed or applied to deprive any Released Party any immunity, indemnity, benefits of law, rights or any defense otherwise available.
6.7    Exculpation. As of the Effective Date, each of the Exculpated Parties is unconditionally and forever exculpated from Causes of Action based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date to the extent that it directly or indirectly arises from, or relates to, the Segregated Account or the Proceeding (including the commencement of the Proceeding, the preparations therefor, negotiations relating thereto, any restructuring work relating thereto, any Court orders sought or obtained, and the administration, conduct and termination of the Proceeding); the Disclosure Statement (as amended) (including the Disclosure Statement’s formulation, negotiation, preparation and dissemination); this Plan and the First Amended Plan (including the formulation, negotiation, preparation, dissemination and approval of each); or any contract, instrument, document or other agreement entered into as part of or pursuant to this Plan or the First Amended Plan; provided that the foregoing shall not affect the liability of any such Entity that otherwise would result from any act or omission that is determined by a Final Order to constitute willful misconduct, gross negligence, intentional fraud, criminal conduct, intentional unauthorized misuse of confidential information that causes damages or ultra vires acts; provided further that the foregoing shall not release the Exculpated Parties from any of their respective obligations under the Plan. Nothing contained in or implied by this part of this Plan shall operate, or be construed or applied to deprive any Exculpated Party any immunity, indemnity, benefits of law, rights or any defense otherwise available.
6.8    Discharge and Release Injunction. Except as may otherwise be provided herein or in the Definitive Documents, the Distributions (including any Pre-Record Date Deferred Amount Discount in respect of any Pre-Record Date Deferred Amount Consideration) made under this Plan shall be in complete exchange for, and in full and unconditional settlement, satisfaction, discharge and release of all Claims, Deferred Amounts, obligations, rights, Causes of Action or liabilities of the Segregated Account and AAC, and shall effect a full and complete release, discharge, and termination of any and all Liens, or other claims, interests, or encumbrances upon the Segregated

Account and AAC with respect to such Claims, Deferred Amounts, obligations, rights, Causes of Action or liabilities. All Entities will be permanently barred and enjoined from asserting against the Ambac Parties, or their respective successors or property or any of their respective current or former members, shareholders, affiliates, officers, directors, employees, advisors or agents, any and all Claims, Deferred Amounts, obligations, rights, Causes of Action or liabilities, based upon any act, omission, transaction, or other activity of any kind or nature in connection with the Segregated Account, the Proceeding, and the Proceeding Circumstances, other than as expressly provided for in this Plan. Without limiting the foregoing, the following actions with will be enjoined:

•
commencing or continuing in any manner any action or other proceeding, including the assertion of any counterclaims or defenses, on account of Policy Claims that arose prior to the Effective Date, whether such Claims, counterclaims, or defenses were predicated on the Proceeding Circumstances or otherwise, or the property to be distributed under the terms of this Plan, other than (i) to enforce any right to the Pre-Record Date Deferred Amount Consideration and the Final Post-Record Date Payment and (ii) to administer or otherwise resolve any Disputed Claims pursuant to the Amended Payment Guidelines;

•
enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Ambac Parties with respect to Claims that arose before the Effective Date, other than to enforce any right to the Pre-Record Date Deferred Amount Consideration and the Final Post-Record Date Payment;

•	creating, perfecting, or enforcing any Lien or other encumbrance against property of the Ambac Parties, or any property to be distributed under the terms of this Plan or the First Amended Plan;

•
with respect to Claims that arose before the Effective Date, asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due to the Ambac Parties or any direct or indirect transferee of any property of, or successor in interest to, the Ambac Parties as prohibited by Wis. Stat. § 645.56; and

•	acting or proceeding in any manner, in any place whatsoever, that does not comply with, the provisions of this Plan.
6.9    Indemnification and Injunction With Regard to Holders and Sub- Trustee/Agents. Each Sub-Trustee/Agent shall submit any Policy Claim for payment in accordance with the provisions of this Plan, the Payment Guidelines, and the Amended Payment Guidelines. Actions taken in compliance with this Plan and the Amended Payment Guidelines, or, to the extent applicable, in compliance with the First Amended Plan and the Payment Guidelines, by any Holder or Sub-Trustee/Agent shall not be deemed to be a violation of any provision in, or duty arising out of, the applicable Policy or related Transaction Documents. AAC shall indemnify any Indemnified Party for any Third Party Liability provided (a) no amounts shall be payable by AAC to any Indemnified Party to the extent that the same shall be reimbursable to them under or pursuant to the Transaction Documents and (b) any Indemnified Party making a claim for indemnification shall have used its best efforts to cause any such lawsuit, action or similar formal legal proceeding to be brought before the Court before the Effective Date; provided that the foregoing shall not decrease the Pre-Record Date Deferred Amount Consideration to be distributed to each Holder under this Plan.
Any indemnification obligation of AAC under this provision shall further be subject to and conditioned upon the following: promptly upon receipt by any Indemnified Party of notice of any claim or of the commencement or threatened commencement of any action against the Indemnified

Party which may constitute a Third-Party Liability, such Indemnified Party will cause notice to be given to AAC in writing of such claim or such commencement or threatened commencement of action or proceeding, together with a copy of any documents received by the Indemnified Party in connection therewith. In the event that any such claim or action shall be asserted against an Indemnified Party, the Indemnified Party shall consent to the intervention by AAC in any such suit in order to defend against said claim and/or shall tender to AAC control of the defense and settlement of such claim or action, and shall cooperate with AAC in such defense and settlement. AAC shall at all times have the right to employ counsel to represent both the Indemnified Party and AAC in any claim or action or proceeding, whether or not AAC has requested intervention or tender of control; provided that in the event AAC’s counsel or the Indemnified Party’s counsel determines that there is a legal conflict of interest between AAC and such Indemnified Party, and neither AAC nor such Indemnified Party is willing to waive such conflict, then such Indemnified Party shall be entitled to retain one separate counsel, acceptable to AAC. Until AAC requests the control of the defense and settlement of such claim or action or unless AAC has otherwise employed counsel to represent both AAC and such Indemnified Party, such Indemnified Party shall have the right to employ its own counsel with respect to such lawsuit, action or similar formal legal proceeding, whose reasonable fees and documented expenses shall be Third-Party Liabilities (provided that AAC shall in no event be liable for the legal fees and expenses of more than one firm). Further, AAC shall have no liability for any settlement of any lawsuit or action for which AAC otherwise agrees herein to indemnify an Indemnified Party unless written notice of such proposed settlement shall have been furnished to AAC, and AAC in its sole and absolute discretion shall have consented in writing to such settlement.

All Entities are enjoined and restrained from commencing or prosecuting any actions, claims, lawsuits or other formal legal proceedings in any state, federal or foreign court, administrative body or other tribunal other than the Court against: (i) any Trustee in respect of such Trustee’s compliance with this Plan or the Payment Guidelines; (ii) any Sub-Trustee/Agent, in respect of such Sub-Trustee Agent’s compliance with this Plan or the Payment Guidelines; and/or (iii) any Paying Agent, in respect of such Paying Agent’s compliance with this Plan or the Payment Guidelines. The Court shall have exclusive jurisdiction over such actions, claims, or lawsuits, which must be raised by motion or other filing.
6.10    Preservation of Causes of Action. Other than Causes of Action against an Entity that are waived, relinquished, exculpated, released, compromised, or settled in this Plan or by a Court order, any and all Causes of Action of the Ambac Parties are preserved. On and after the Effective Date, AAC may pursue such Causes of Action in its sole and absolute discretion. No Entity may rely on the absence of a specific reference in this Plan or the Disclosure Statement to any Cause of Action against them as any indication that AAC will not pursue any and all available Causes of Action against them. No preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the entry of Approval Order. On and after the Effective Date, AAC shall retain and shall have, including through its authorized agents or representatives, the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court. Notwithstanding anything contained herein to the contrary, AAC shall not retain any claims or Causes of Action released pursuant to section 6.6 of this Plan against the Released Parties.
6.11    Beneficiaries of Immunity and Indemnification. The Released Parties are entitled to protection under this part of this Plan for any actions taken pursuant to, or in furtherance of, this Plan or the First Amended Plan.
6.12    Immunity and Indemnification. The Released Parties shall have official immunity and shall be immune from suit and liability, both personally and in their official capacities, for any act or omission made in connection with, or arising out of, the Segregated Account, AAC or the General Account with respect to the Segregated Account, the Proceeding, this Plan (and the Approval Order related hereto), the First Amended Plan (and the 2014 Approval Order related thereto), the Interim Cash Payment Rules, the Payment Guidelines, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, whether prior to or following the commencement of the Proceeding, with the sole exception of acts or omissions resulting from intentional fraud, gross negligence, or willful misconduct as determined by a Final Order and, in all respects, such Entities shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities, if any, under this Plan. If any legal action is commenced against any Released Party, whether against that Entity personally or in an official capacity, alleging property damage, property loss, personal injury or other civil liability caused by or resulting from any act or omission made in connection with, or arising out of, the Segregated Account, AAC or the General Account with respect to the Segregated Account, the Proceeding, this Plan (and the Approval Order related hereto), the First Amended Plan (and the 2014 Approval Order related thereto), the Interim Cash Payment Rules, the Payment Guidelines, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, that Entity shall be indemnified by AAC for all reasonable and documented expenses, attorney’s fees, judgments, settlements, decrees or amounts due and owing or paid in satisfaction of or incurred in the defense of such legal action, unless it is determined by a Final Order that the alleged act or omission was caused by intentional fraud, gross negligence, or willful misconduct. Any such indemnification shall be considered a Permitted Administrative Claim. Nothing contained in or implied by this part of this Plan shall operate, or be construed or applied to deprive any Released Party any immunity, indemnity, benefits of law, rights or any defense otherwise available.
6.13    No Defaults. As of the Effective Date, any default, event of default, or other event or circumstance relating to AAC, the Segregated Account, or any subsidiary thereof, then existing or alleged to exist (or that would exist with the passing of time or the giving of notice or both), under any agreement will be deemed to be cured and not to have occurred or existed, now, in the past or in the future, to the extent such default, event of default, or other event or circumstance is, or is alleged to be, due or relating to, or arising under or as a result of, the terms, existence, execution, delivery, performance in accordance with the terms thereof or the creation or consummation (in each case as applicable) of: (i) this Plan or any variation thereof; (ii) the First Amended Plan; (iii) the Original Plan; (iv) the Segregated Account; (v) the Merger; (vi) the Exchange Offers; (vii) the Definitive Documents; (viii) the Proceeding and all orders of the Court entered therein; (ix) the grounds for the Proceeding; (x) the failure of AAC or the Segregated Account to pay any amount prior to the Effective Date under any Policy or Transaction Document; (xi) the financial condition of AAC prior to the Effective Date resulting from the Proceeding or the grounds for the Proceeding;

or (xii) noncompliance by AAC or the Segregated Account with any provision of any Policy or Transaction Document prior to the Effective Date; or (xiii) the Proceeding Circumstances.
6.14    Actions Self-Effectuating. All matters and actions provided in this Plan to occur as of the Effective Date shall occur automatically and without the need for further action by any Entity on the Effective Date, other than declaration by the Rehabilitator of the occurrence of the Effective Date as provided by Section 5.1 of this Plan.
ARTICLE 7
RETENTION OF JURISDICTION
7.1    Retention of Jurisdiction. Following the Effective Date, the Court shall retain exclusive jurisdiction over this Proceeding in accordance with the Act to ensure that the terms, purposes and intent of this Plan are carried out. Without limiting the generality of the foregoing, and except as otherwise provided in this Plan, the Court shall also expressly retain exclusive jurisdiction:
(a)    to hear and determine Objections to Disputed Claims and disputes relating to Subsequent Adjustments;
(b)    to hear, determine and enforce Causes of Action that may exist by or against the Segregated Account or by or against the General Account or AAC or the Management Services Provider in regards to the Segregated Account;
(c)    to enter such orders and injunctions as are necessary to enforce the terms of this Plan, and to impose such limitations, restrictions, terms, and conditions as the Court may deem necessary;

(d)    to enter an order reopening the Proceeding;
(e)    to correct any defect, cure any omission, or reconcile any inconsistency in this Plan and the Amended Payment Guidelines, or in any order of the Court as may be necessary to implement the purposes and intent of this Plan;
(f)    to determine any motions, applications, and other contested matters that may be pending on the Effective Date;
(g)    to consider any amendment or modification of this Plan or any related documents;
(h)    to determine controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of this Plan, the Payment Guidelines, or the Amended Payment Guidelines;
(i)    to determine such other matters or proceedings as may be provided for under the Act, including, but not limited to, this Plan, any prior order or orders of this Court, the Approval Order or any order that may arise in connection with this Plan or the Proceeding; and
(j)    to interpret and enforce, and determine questions and disputes regarding, the injunctions, releases, exculpations, and indemnifications provided for or set forth in this Plan or the Approval Order.

ARTICLE 8
GENERAL PROVISIONS
8.1    Governing Law. The rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin, without giving effect to the principles of conflicts of law thereof.
8.2    Revocation or Withdrawal of this Plan. The Rehabilitator reserves the right to revoke or withdraw this Plan prior to the Effective Date. If the Rehabilitator so revokes or withdraws this Plan, then this Plan shall be null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Segregated Account or any other Entity, or to prejudice in any manner the rights of the Segregated Account or any other Entity in any further proceedings involving the Segregated Account.
8.3    Amendment and Modification of this Plan. The Rehabilitator may seek the approval of the Court to alter, amend, or modify this Plan with such notice and hearing as the Court prescribes pursuant to Wis. Stat. § 645.33(5); provided however, that the Rehabilitator shall not seek to alter, amend or modify the Pre-Record Date Deferred Amount Consideration received hereunder.
8.4    Limitation of Recovery. Nothing in this Plan, the First Amended Plan, the Payment Guidelines, or the Amended Payment Guidelines shall cause to inure to the benefit of any Holder of a Policy Claim any greater right than that which would have existed were the Segregated Account not in rehabilitation.
8.5    Binding Effect. This Plan shall be binding on any Entity named or referred to in this Plan, and the rights benefits, and obligations of any Entity named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors, or assigns of such Entity.

8.6    Rules of Interpretation. For purposes of this Plan: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) any reference in this Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (iii) any reference in this Plan to an existing document or Exhibit filed, or to be filed, shall mean such document or Exhibit, as it may have been or may be amended, modified, or supplemented in accordance with its terms; (iv) unless otherwise specified, all references in this Plan to Sections and Articles are references to Sections and Articles of this Plan; (v) the words “herein” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; and (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan.
8.7    Implementation. The Rehabilitator, Management Services Provider, Claims Administrator, and AAC shall take all steps, and execute all documents including appropriate releases, necessary to effectuate the provisions contained in this Plan.
8.8    Inconsistency. As of the Effective Date, this Plan and the Approval Order shall supersede the First Amended Plan and the 2014 Approval Order as of the Effective Date. In the event of any inconsistency between this Plan and the Disclosure Statement (and/or any amendments and/or or supplements thereto), the provisions of this Plan shall govern. As of the Effective Date, with respect to making Distributions on account of Deferred Amounts or Permitted Claims or any transfer of GA SSNs pursuant to the Initial Exchange, this Plan shall supersede any inconsistent provisions of the First Amended Plan, the Payment Guidelines, the Interim Cash Payment Rules or the Disclosure Statement (and/or any amendments and/or or supplements thereto) that provide or impose rules, procedures, guidelines and/or obligations for, or on, any Entity for the submission to and the evaluation, processing and payment of Claims by the Segregated Account.
8.9    No Admissions. Notwithstanding anything herein to the contrary, nothing contained in this Plan shall be deemed an admission by any Entity with respect to any matter set forth herein.

8.10    Filing of Additional Documents. On or before the Effective Date, the Rehabilitator may file with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.
8.11    Returned Distributions. In the event that a Holder (including any Holder acting in its capacity as Trustee) rejects or returns a Distribution to the Management Services Provider (other than for clerical or administrative error), the Segregated Account, AAC or the Rehabilitator for any reason, the amount thereof shall revert to AAC, notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, and the corresponding Claim of any such Distribution or Policy Claim or Deferred Amount shall be released and forever barred, except in the sole and absolute discretion of AAC.

Dated at Madison, Wisconsin this 22nd day of September, 2017.

By:
Daniel J. Schwartzer,
Special Deputy Commissioner
on behalf of the Rehabilitator

EXHIBIT 1
PAYMENT GUIDELINES, AS AMENDED

EXHIBIT 2
LVM PAYMENT GUIDELINES AS AMENDED